As filed with the Securities and Exchange Commission on May 8, 2015

Registration No. 333-190460

Registration No. 333-195252

Registration No. 333-201519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190460

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195252

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201519

UNDER

THE SECURITIES ACT OF 1933

CELLULAR DYNAMICS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	26-1737267
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

525 Science Drive

Madison, Wisconsin 53711

(608) 310-5100

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cellular Dynamics International, Inc. 2008 Equity Incentive Plan

Cellular Dynamics International, Inc. 2013 Equity Incentive Plan

(Full Title of the Plans)

Anna M. Geyso

Senior Vice President, General Counsel and Secretary

Cellular Dynamics International, Inc.

525 Science Drive

Madison, Wisconsin 53711

Telephone (608) 310-5100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Morrison & Foerster LLP Shin-Marunouchi Building 29th Floor 5-1, Marunouchi 1-chome, Chiyoda-ku Tokyo 100-6529, Japan +81-3-3214-6522 Attention: Gary M. Smith, Esq. and Kenji P. Taneda, Esq.	Morrison & Foerster LLP 250 West 55th Street New York, NY 10019-9601, U.S.A. 212-468-8000 Attention: Jeffery Bell, Esq.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”).

•	Registration Statement No. 333-190460, originally filed by Cellular Dynamics International, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on August 8, 2013, which registered the offering of an aggregate of 2,445,217 shares of the Company’s common stock, par value $0.0001 per share (“Shares”);

•	Registration Statement No. 333-195252, originally filed by the Company with the SEC on April 14, 2014, which registered the offering of an aggregate of 630,309 Shares; and

•	Registration Statement No. 333-201519, originally filed by the Company with the SEC on January 14, 2015, which registered the offering of an aggregate of 632,560 Shares.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On May 1, 2015, pursuant to the Agreement and Plan of Merger, dated as of March 30, 2015 (the “Merger Agreement”), by and among FUJIFILM Holdings Corporation, a corporation organized under the laws of Japan (“Parent”), Badger Acquisition Corporation, a Wisconsin corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”) and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned indirect subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this May 8, 2015.

Cellular Dynamics International, Inc.

By:	/s/ Anna M. Geyso
	Name:	Anna M. Geyso
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.